Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

Brabant Pharma Limited

We consent to the incorporation by reference in the registration statements (No. 333-199957 and 333-185900) on Form S-3 and the registration statements (Nos. 333-197998, 333-181543 and 333-170875) on Form S-8 of Zogenix, Inc. of our report dated December 23, 2014, with respect to the statements of financial position of Brabant Pharma Limited as of December 31, 2013 and 2012, and the related statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the year ended December 31, 2013 and the period from December 13, 2012 (Inception) to December 31, 2012, which report appears in the Form 8-K/A of Zogenix, Inc. dated December 23, 2014.

/s/ KPMG LLP

KPMG LLP

St James’ Square

Manchester

M2 6DS

United Kingdom